Exhibit 99.01

INTUIT INC.

EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated on January 22, 2015)

1. Establishment of Plan. The Company proposes to grant options for purchase of the Company’s Common Stock, $0.01 par value, to eligible employees of the Company and Participating Subsidiaries pursuant to the Plan. A total of 23,800,000 shares of the Company’s Common Stock is reserved for issuance under the Plan. Such number shall be subject to adjustments effected in accordance with Section 14 of the Plan. The Company intends the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and the Plan shall be so construed. Capitalized terms not defined in the text are defined in Section 27 below. Any term not expressly defined in the Plan that is defined in Section 423 of the Code shall have the same definition herein.

2. Purpose. The purpose of the Plan is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment.

3. Administration. The Plan shall be administered by the Committee. Subject to the provisions of the Plan and the provisions of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of the Plan and any agreement or document executed pursuant to the Plan shall be determined by the Committee and its decisions shall be final and binding upon all Participants. The Committee shall have full power and authority to prescribe, amend and rescind rules and regulations relating to the Plan, including determining the subplans, forms and agreements used in connection with the Plan; provided that the Committee may delegate to the President, the Chief Financial Officer or the officer in charge of Human Resources, in consultation with the General Counsel or her designee, the authority to approve revisions to the forms and agreements used in connection with the Plan that are designed to facilitate administration of the Plan both domestically and abroad and that are not inconsistent with the Plan and, in accordance with Section 157(c) of the General Corporation Law of the State of Delaware, to determine the list of Participating Subsidiaries, as set forth in Exhibit A to the Plan. The Committee may amend the Plan as described in Section 26 below. Members of the Committee shall receive no compensation for their services in connection with the administration of the Plan, other than standard fees as established from time to time by the Board for services rendered by Committee members serving on Board committees. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

4. Eligibility.

(a) Any employee of the Company or of any Participating Subsidiary is eligible to participate in an Offering Period under the Plan, except the following:

(i) employees who are not employed prior to the commencement of the Enrollment Period with respect to such Offering Period; and

(ii) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to

Intuit Inc.

Employee Stock Purchase Plan

purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries or who, as a result of being granted an option under the Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries.

(b) An individual who provides services to the Company, or any Participating Subsidiary, as an independent contractor shall not be considered an “employee” for purposes of this Section 4 or the Plan, and shall not be eligible to participate in the Plan, except during such periods as the Company or the Participating Subsidiary, as applicable, is required to withhold U.S. federal employment taxes for the individual. This exclusion from participation shall apply even if the individual is reclassified as an employee, rather than an independent contractor, for any purpose other than U.S. federal employment tax withholding.

5. Offering Dates.

(a) Offering Periods shall be of six (6) months duration, with one such Offering Period commencing on each September 16 and ending on the following March 15, and another commencing on each March 16 and ending on the following September 15. Each such Offering Period shall consist of two (2) Purchase Periods, each of which shall be of three (3) months duration. The Offering Period commencing on September 16 shall have Purchase Periods commencing on September 16 and December 16 and ending on the following December 15 and March 15, respectively. The Offering Period commencing on March 16 shall have Purchase Periods commencing on March 16 and June 16 and ending on the following June 15, and September 15, respectively. The first day of an Offering Period is the “Offering Date” for that Offering Period.

(b) The Committee shall have the power to change the duration of Offering Periods and/or the number or duration of Purchase Periods within an Offering Period with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected.

6. Participation in the Plan. An eligible employee may become a Participant in an Offering Period as of the initial Offering Date after satisfying the eligibility requirements by following the enrollment procedures established by the Company and enrolling in the Plan during the Enrollment Period established by the Company before such Offering Date. An employee who is not eligible to participate at the beginning of an Offering Period but who satisfies the eligibility requirements during such Offering Period may become a Participant in all remaining Purchase Periods for such Offering Period, if any, by following the enrollment procedures established by the Company and enrolling in the Plan effective as of the beginning of the first Purchase Period of such Offering Period in which such employee is eligible to participate during the Enrollment Period for such first Purchase Period. Each Enrollment Period shall be the same for all eligible employees with respect to a given Offering Period or Purchase Period. For an eligible employee who becomes a Participant during an Offering Period, the first day of the Purchase Period in which the Participant commences participation shall be that Participant’s “Offering Date”. An eligible employee who does not timely enroll after becoming eligible to participate in all or part of an Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee follows the enrollment procedures established by the Company and enrolls in the Plan during the Enrollment Period established by the Company before a subsequent Offering Period. A Participant will automatically participate in each Offering Period commencing immediately following the last day of the prior Offering Period unless he or she withdraws or is deemed to withdraw from the Plan or terminates further participation in the Offering Period as set forth in Sections 11 or 12 below. A Participant is not required to file any additional agreement or follow further enrollment procedures in order to continue participation in the Plan. An employee may only participate in one Offering Period at a time.

Intuit Inc.

Employee Stock Purchase Plan

7. Grant of Option on Enrollment. Enrollment by an eligible employee in the Plan with respect to all or part of an Offering Period will constitute the grant (as of the eligible employee’s Offering Date) by the Company to such Participant of an option to purchase on the Purchase Date of each remaining Purchase Period of such Offering Period up to that number of shares of Common Stock of the Company determined by dividing (a) the amount accumulated in such employee’s payroll deduction account during the applicable Purchase Period by (b) the lower of (i) eighty-five percent (85%) of the Fair Market Value of a share of the Company’s Common Stock on the Offering Date (but in no event less than the par value of a share of the Company’s Common Stock), or (ii) eighty-five percent (85%) of the Fair Market Value of a share of the Company’s Common Stock on the Purchase Date (but in no event less than the par value of a share of the Company’s Common Stock); provided, however, that the number of shares of the Company’s Common Stock subject to any option granted pursuant to the Plan shall not exceed the maximum number of shares which may be purchased pursuant to Sections 10(a), 10(b) or 10(c) below with respect to the applicable Purchase Period. The fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 8 hereof.

8. Purchase Price.

(a) The purchase price per share at which a share of Common Stock will be sold to Participants in any Purchase Period shall be eighty-five percent (85%) of the lesser of:

(i) The Fair Market Value on the Participant’s Offering Date; or

(ii) The Fair Market Value on the Purchase Date;

provided, however, that in no event may the purchase price per share of the Company’s Common Stock be below the par value per share of the Company’s Common Stock.

(b) Notwithstanding the above, if the Fair Market Value on the day of commencement of the second Purchase Period of an Offering Period (i.e., the Purchase Period commencing on either June 16 or December 16, as applicable) is less than the amount specified in Section 8(a)(i) with respect to a Participant, each Participant who purchased shares of Common Stock in the first Purchase Period of that Offering Period shall automatically be withdrawn from that original Offering Period and re-enrolled in a new three-month Offering Period commencing on the day of commencement of the second Purchase Period of the original Offering Period. The Fair Market Value on the Offering Date for the new Offering Period (i.e., the day of commencement of the second Purchase Period of the original Offering Period) shall replace the amount otherwise specified in Section 8(a)(i) for purposes of calculating the Purchase Price applicable to such new Offering Period.

9. Payment Of Purchase Price; Changes In Payroll Deductions; Issuance Of Shares.

(a) The purchase price of the shares is accumulated by regular payroll deductions made during each Purchase Period. The deductions are made as a percentage of the Participant’s compensation in one percent (1%) increments, with an upper limit of fifteen percent (15%) or such lower limit set by the Committee. Compensation shall mean base salary, commissions and cash bonuses (including, but not limited to cash bonuses paid under the Intuit Inc. Performance Incentive Plan). Payroll deductions shall commence on the first payday of each Purchase Period and shall end on the last payday that occurs in such Purchase Period unless sooner altered or terminated as provided

Intuit Inc.

Employee Stock Purchase Plan

in the Plan. Notwithstanding the foregoing, if the last payday that occurs in a Purchase Period is within five business days prior to the Purchase Date, the payroll deductions associated with such payday may not be credited to such Purchase Period, and may instead be credited to the next Purchase Period, in accordance with the Company’s administrative procedures for the Plan, which shall comply with Section 423(b)(5) of the Code.

(b) A Participant may increase, decrease or suspend the rate of payroll deductions for any subsequent Purchase Period by following the Company’s established procedure for a new authorization for payroll deductions before the beginning of such Purchase Period by the deadline established by the Company and in accordance with the Company’s administrative procedures for the Plan. A Participant may decrease or suspend the rate of payroll deductions for the remainder of any then-current Purchase Period by following the Company’s established procedure for a new authorization for payroll deductions by the deadline established by the Company and in accordance with the Company’s administrative procedures for the Plan. If an enrolled Participant elects not to make any changes in the authorized level of deductions for a subsequent Offering Period, then the regular payroll deductions for that Participant will continue at the same level as in effect at the end of the immediately preceding Offering Period.

(c) All payroll deductions made for a Participant are credited to his or her account under the Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(d) On each Purchase Date, so long as the Plan remains in effect, the Participant’s employment has not terminated, and provided that the Participant has not timely completed the Company’s standard withdrawal process before that date which notifies the Company that the Participant wishes to withdraw from that Offering Period under the Plan and have all payroll deductions accumulated in the account maintained on behalf of the Participant as of that date returned to the Participant, the Company shall apply the funds then in the Participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such Participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of the Plan. Any cash remaining in a Participant’s account at the end of an Offering Period following the purchase of shares for the final Purchase Period of such Offering Period shall be returned to the Participant, in increments sufficient to purchase whole shares of Common Stock as of that Purchase Date, without interest. Any cash remaining in a Participant’s account after any Purchase Date due to the limitations in Section 10 below that prohibits such Participant from purchasing any additional shares of Common Stock during that Offering Period shall be returned to the Participant, in increments sufficient to purchase whole shares of Common Stock as of that Purchase Date, without interest. Any funds remaining in a Participant’s Account under the circumstances described in the preceding two sentences, for any reason, that are insufficient to purchase a whole share of Common Stock shall be applied to the next Offering Period. Subject to Section 12 below, no Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in the Plan has terminated prior to such Purchase Date.

(e) As promptly as practicable after each Purchase Date, the Company shall deliver, or cause to have delivered, shares of Common Stock representing the shares purchased.

(f) During a Participant’s lifetime, such Participant’s option to purchase shares hereunder is exercisable only by him or her. The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised. Shares issued for the benefit of a Participant under the Plan will be issued to an account in the name of the Participant. The Company may require shares to be issued to an account established by a broker dealer approved by the Company.

Intuit Inc.

Employee Stock Purchase Plan

10. Limitations on Shares to be Purchased.

(a) No Participant shall be entitled to purchase stock under the Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee is a Participant in the Plan, as determined in accordance with Section 423(b)(8) of the Code.

(b) No Participant shall be entitled to purchase more than the Maximum Share Amount during any single Offering Period. Prior to the commencement of any Offering Period, the Committee may, in its sole discretion, set a Maximum Share Amount. If a new Maximum Share Amount is set, then all Participants must be notified of such Maximum Share Amount prior to the deadline established by the Company to enroll or change the rate of payroll deductions for the next Offering Period. Once the Maximum Share Amount is set, it shall continue to apply with respect to all succeeding Offering Periods unless revised by the Committee as set forth above.

(c) If the number of shares to be purchased on a Purchase Date by all Participants exceeds the number of shares then available for issuance under the Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a Participant’s option to each Participant affected thereby.

(d) Any payroll deductions accumulated in a Participant’s account which are not used to purchase stock due to the limitations in this Section 10 and may not be used to purchase stock in any future Purchase Period of the same Offering Period shall be returned to the Participant in accordance with the rules set forth in Section 9(d).

11. Withdrawal.

(a) Each Participant may withdraw from an Offering Period under the Plan by withdrawing from the Plan in accordance with the procedures established by the Company by the deadline established by the Company for withdrawals.

(b) Upon withdrawal from the Plan, the accumulated payroll deductions shall be returned to the withdrawn Participant, without interest, and his or her interest in the Plan shall terminate. In the event a Participant withdraws from the Plan in accordance with Section 11(a), he or she may not resume his or her participation in the Plan during the same Offering Period, but he or she may participate in any Offering Period under the Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth above in Section 6 for initial participation in the Plan.

12. Termination of Employment.

(a) Termination of a Participant’s employment for any reason, including retirement, death or the failure of a Participant to remain an eligible employee under Section 4 above, immediately terminates his or her participation in the Plan. In such event, the payroll deductions credited to the Participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest.

Intuit Inc.

Employee Stock Purchase Plan

(b) Notwithstanding the provisions of Section 12(a), an employee will remain an eligible employee in the case of sick leave, military leave, or any other leave of absence approved by the Committee; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

13. Return of Payroll Deductions. In the event a Participant’s interest in the Plan is terminated by withdrawal, termination of employment or otherwise, or in the event the Plan is terminated, the Company shall promptly deliver to the Participant all payroll deductions credited to such Participant’s account. No interest shall accrue on the payroll deductions of a Participant in the Plan.

14. Capital Changes. Subject to any required action by the stockholders of the Company, if the outstanding shares of Common Stock are affected by a merger, consolidation, reorganization, liquidation, stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, split-up, spin-off, share combination, share exchange, extraordinary dividend, or distribution of cash, property and/or securities, the number of shares of Common Stock (or other securities or property) covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock (or other securities or property) which have been authorized for issuance under the Plan but have not yet been placed under option, any Maximum Share Amount established under Section 10(b), and the price per share of Common Stock (or other securities or property) covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted as shall be determined to be appropriate and equitable by the Committee, for the purpose of preventing the dilution or enlargement of rights and privileges under the terms of the Plan or any outstanding option; provided, however, that the price per share of Common Stock shall not be reduced below its par value per share. For the avoidance of doubt, any adjustment to the price per share as contemplated in the previous sentence shall be applicable to the calculation of the purchase price under Section 8. Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Notwithstanding the foregoing, fractions of a share of Common Stock (or other security) will not be issued but will be rounded to a whole share of Common Stock (or other security), as determined by the Committee and as permitted under Section 424(a) of the Code.

In the event of the proposed dissolution or liquidation of the Company, each Offering Period will terminate immediately prior to the consummation of such proposed action and the accrued payroll deductions will be returned to each Participant without interest, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, shorten each Offering Period in progress and establish a new Purchase Date (the “Special Purchase Date”) upon which the accrued payroll deductions of each Participant who does not elect to withdraw his or her payroll deductions will be used to purchase whole shares of Common Stock with any remaining cash balance in a Participant’s account being returned to such Participant as soon as administratively practicable following the Special Purchase Date. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation does not assume or substitute such options, the Committee shall shorten each Offering Period in progress and establish a Special Purchase Date upon which the accrued payroll deductions of each Participant who does not elect to withdraw his or her payroll deductions will be used to purchase whole shares of Common Stock with any remaining cash balance in a Participant’s account being returned to such Participant as soon as administratively practicable following the

Intuit Inc.

Employee Stock Purchase Plan

Special Purchase Date. The price at which each share of Common Stock may be purchased on such Special Purchase Date shall be calculated in accordance with Section 8 above as if “Purchase Date” were replaced by “Special Purchase Date”.

15. Nonassignability. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

16. Reports. Individual accounts will be maintained for each Participant in the Plan. Each Participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and any cash remaining in the Participant’s account after the shares are purchased.

17. Notice of Disposition. In order that the Company may properly report the compensation attributable to a Participant’s disposition of shares purchased under the Plan, the Company may require Participants to keep shares purchased under the Plan in an account established with a broker dealer approved by the Company until the earlier of the date that the Participant sells, gifts or transfers such shares by descent or distribution, or two (2) years have passed since the date of the commencement of the Offering Period during which the shares were purchased. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to the Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares or take other actions intended to accomplish the same purpose. The obligation of the Participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates or the taking by the Company of any other action under this Section 17.

18. No Rights to Continued Employment. Neither the Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary, or restrict the right of the Company or any Subsidiary to terminate such employee’s employment.

19. Equal Rights And Privileges. All eligible employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of the Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in the Plan.

20. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Term; Stockholder Approval. The Plan became effective October 7, 1996, the date on which it was adopted by the Board and was approved by the stockholders of the Company, in a manner permitted by applicable corporate law, within twelve (12) months after the date the Plan was adopted by the Board. No purchase of shares pursuant to the Plan occurred prior to such stockholder approval. The Plan shall continue until the earliest to occur of (a) termination of the Plan by the Board or the Committee (which termination may be effected at any time), or (b) issuance of all of the shares of Common Stock reserved for issuance under the Plan.

Intuit Inc.

Employee Stock Purchase Plan

22. Death of a Participant. In the event of a Participant’s death, payroll deductions in his or her account shall be refunded to the Participant’s legal representative in accordance with the Company’s then current procedures for payment of a deceased employees’ wages. Any shares purchased under the Plan on behalf of a Participant are to be treated in accordance with the Participant’s will or the laws of descent and distribution.

23. Conditions Upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24. Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock purchased under the Plan unless and until such Participant is listed as a shareholder of record in the books and records of the Company.

25. Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of California.

26. Amendment or Termination of the Plan. The Committee may at any time amend, terminate or extend the term of the Plan, except that any such termination cannot affect options previously granted under the Plan, nor may any amendment make any change in an option previously granted which would materially adversely affect the rights of any Participant.

Notwithstanding the prohibition against affecting options previously granted under the Plan as described in the preceding paragraph, the Plan or an Offering Period may be terminated by the Committee on a Purchase Date or by the Committee’s setting a new Purchase Date with respect to an Offering Period then in progress if the Committee determines that termination of the Plan and/or the Offering Period is in the best interests of the Company and the stockholders or if continuation of the Plan and/or the Offering Period would cause the Company to incur adverse accounting charges as a result of a change in the generally accepted accounting rules or interpretations thereof that are applicable to the Plan.

The Company must obtain stockholder approval for each amendment of the Plan for which stockholder approval is required by the Code, the rules of any stock exchange or automated quotation system upon which the Company’s shares may then be listed, or any other applicable laws or regulation. Such stockholder approval must be obtained, in a manner permitted by applicable corporate law, within twelve (12) months of the adoption of such amendment by the Committee.

27. Definitions.

(a)	“Board” means the Board of Directors of the Company.

(b)	“Code” means the Internal Revenue Code of 1986, as amended.

Intuit Inc.

Employee Stock Purchase Plan

(c)	“Committee” means the Compensation and Organizational Development Committee appointed by the Board. The Committee is comprised of at least two (2) members of the Board, all of whom are Outside Directors.

(d)	“Company” means Intuit Inc., a Delaware corporation.

(e)	“Enrollment Period” means (i) with respect to an Offering Period commencing September 16, the period from August 15 through August 31 immediately preceding the commencement of such Offering Period, and (ii) with respect to an Offering Period commencing March 16, the period from February 15 through February 28 (or, for leap years, February 29) immediately preceding the commencement of such Offering Period. The term “Enrollment Period” shall also refer to the following periods during an Offering Period: November 15 through November 30 (for the Purchase Period beginning on December 16 and ending on the following March 15); and May 15 through May 31 (for the Purchase Period beginning on June 16 and ending on the following September 15).

(f)	“Fair Market Value” means as of any date, the value of a share of the Company’s Common Stock determined as follows:

(i)     if such Common Stock is then quoted on the Nasdaq Global Market, its last reported sale price on the Nasdaq Global Market or, if no such reported sale takes place on such date, the average of the closing bid and asked prices;

(ii)     if such Common Stock is publicly traded and is then listed on a national securities exchange, its last reported sale price or, if no such reported sale takes place on such date, the average of the closing bid and asked prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading;

(iii)     if such Common Stock is publicly traded but is not quoted on the Nasdaq Global Market or listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on such date, as reported in The Wall Street Journal, for the over-the-counter market; or

(iv)     if none of the foregoing is applicable, by the Board in good faith.

(g)	“Maximum Share Amount” means the maximum number of shares which may be purchased by any employee during any single Offering Period.

(h)	“Notice Period” is the period ending two (2) years from the Offering Date and one (1) year from the Purchase Date on which such shares were purchased.

(i)	“Offering Date” is the first business day of each Offering Period. For an eligible employee who becomes a Participant in the Plan during an Offering Period, “Offering Date” shall mean the first day of the Purchase Period in which such eligible employee commences participation in such Offering Period.

(j)	“Offering Period” means a six-month period containing two three-month Purchase Periods, unless such period is reduced to three months in accordance with Section 8(b).

Intuit Inc.

Employee Stock Purchase Plan

(k)	“Outside Directors” means outside directors within the meaning of Code Section 162(m).

(l)	“Parent Corporation” and “Subsidiary” (collectively, “Subsidiaries”) shall have the same meanings as “parent corporation” and “subsidiary corporation” in Code Sections 424(e) and 424(f).

(m)	“Participant” means an employee who meets the eligibility requirements of Section 4 above and timely enrolls in the Plan in accordance with Section 6 above.

(n)	“Participating Subsidiaries” means Subsidiaries that have been designated by the Committee from time to time as eligible to participate in the Plan as set forth in Exhibit A to the Plan.

(o)	“Plan” means this Intuit Inc. Employee Stock Purchase Plan, as amended from time to time.

(p)	“Purchase Date” is the last business day of each Purchase Period.

(q)	“Purchase Period” means any period of three (3) months duration during an Offering Period as described in Section 5(b).

(r)	“Reserves” means (i) the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and (ii) the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option.

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